Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-212688, 333-204331, 333-197992, 333-188446, 333-176144, 333-168672, 333-148188, 333-56670 and Form S-3 (No. 333-206846) of our report dated March 9, 2017, with respect to the consolidated financial statements of Cascadian Therapeutics, Inc. as of December 31, 2016 and 2015 and for each of the three years ended December 31, 2016, incorporated by reference in this Current Report on Form 8-K of Seattle Genetics, Inc. dated January 31, 2018.

/s/ Ernst & Young LLP

Seattle, Washington

January 31, 2018